Exhibit 99.1
Dollar Tree, Inc. Reports Results for the Second Quarter Fiscal 2020

~ Same-Store Sales by Segment: Family Dollar +11.6%, Dollar Tree +3.1% ~
~ Enterprise Same-Store Sales Increased 7.2% ~
~ Consolidated Net Sales Increased 9.4% to $6.28 Billion ~
~ Diluted Earnings per Share Increased 44.7% to $1.10 vs. $0.76 ~

CHESAPEAKE, Va. — August 27, 2020 — Dollar Tree, Inc. (NASDAQ: DLTR), today reported financial results for its second quarter ended August 1, 2020.
“Our store and distribution center teams have done a remarkable job of serving customers through an incredibly dynamic time in retail. Their continual efforts to ensure we are providing a clean, safe shopping experience, along with the great value and convenience our stores offer, contributed to our solid operating performance for the quarter,” stated Mike Witynski, President and Chief Executive Officer. “The teams delivered strong same-store sales of 7.2%, a 180 basis point improvement in gross profit margin, and a 130 basis point increase in operating profit margin, despite incurring COVID-19 and civil unrest-related costs exceeding $150 million in the quarter.”
Second Quarter Results
Consolidated net sales increased 9.4% to $6.28 billion from $5.74 billion in the prior year’s second quarter. Enterprise same-store sales increased 7.2%. Same-store sales for Family Dollar increased 11.6%. Dollar Tree same-store sales increased 3.1%.
Gross profit increased 16.2% to $1.92 billion in the quarter compared to the prior year’s second quarter. As a percentage of net sales, gross margin increased 180 basis points to 30.5%, compared to 28.7% in the prior year’s quarter. The increase in gross margin was driven by improved merchandise costs including freight, leverage on occupancy costs from stronger same-store sales, reduced markdowns and improved shrink results, partially offset by higher distribution costs, which included $11.4 million in COVID-19-related payroll costs, and incremental tariffs of approximately $10.8 million.
Selling, general and administrative expenses were 24.5% of net sales compared to 24.0% of net sales in the prior year's second quarter. The increase was driven by COVID-19 costs of $123.5 million, or 197 basis points, related to frontline associate wage premiums, field management bonuses and store supplies.
Operating income for the quarter improved 39.4% to $374.9 million compared with $268.9 million in the same period last year and operating income margin was 6.0% in the current quarter compared to 4.7% in last year’s quarter. The second quarter of 2020 included total incremental operating costs of $134.9 million for COVID-19-related expenses. These incremental costs by segment were $76.6 million for Dollar Tree, $57.1 million for Family Dollar and $1.2 million for Corporate and Support. Additionally, during the second quarter of 2020, the Company experienced store damage, lost inventory, and other costs of $16.8 million related to civil unrest in certain communities, comprised of $11.7 million at Family Dollar and $5.1 million at Dollar Tree. Together, expenses related to COVID-19 and civil unrest for the quarter were $151.7 million, or $0.49 per diluted share.
Net income was $261.5 million in the second quarter and diluted earnings per share for the quarter increased 44.7% to $1.10, compared to $0.76 per share in the prior year’s quarter.

The Company opened 131 new stores, expanded or relocated 22 stores, and closed 26 stores. Additionally, the Company completed 76 renovations to the Family Dollar H2 format. Retail selling square footage at quarter end was approximately 123.1 million square feet.
First Six Months Results
Consolidated net sales increased 8.8% to $12.56 billion from $11.55 billion in the same period last year. Enterprise same-store sales increased 7.1%. Same-store sales for Family Dollar increased 13.6%. Dollar Tree same-store sales increased 1.1%.
Gross profit for the first six months increased 9.9% to $3.71 billion. As a percentage of net sales, gross margin improved 30 basis points to 29.5%, compared to 29.2% in the prior year period.
Selling, general and administrative expenses were flat at 23.6% of net sales compared to the first six months of 2019.
Operating income for the period improved 13.2% to $740.8 million. Operating income margin increased 20 basis points to 5.9% of net sales in the current year period from 5.7% of net sales in the prior year. The first six months of 2020 included incremental operating costs of $208.0 million, for COVID-19-related expenses, which included wage premiums paid to hourly store and distribution center associates, and safety and sanitization supplies. These incremental costs by segment were $118.8 million for Dollar Tree, $87.5 million for Family Dollar and $1.7 million for Corporate and Support. COVID-19 and civil unrest-related expenses for the first six months of 2020 totaled $224.8 million, or $0.72 per diluted share.
Net income compared to the prior year period improved 13.6% to $509.1 million and diluted earnings per share increased 13.8% to $2.14 compared to $1.88 in the prior year period.
Update on Company Outlook, Initiatives and Liquidity
Due to uncertainty related to the COVID-19 pandemic, the Company withdrew its fiscal 2020 guidance in its March 31, 2020 Business Update. Given the expectation of continued volatility and uncertainty, the Company is not issuing updated guidance at this time.
The Company continues to expect the completion of 500 new store openings (consisting of 325 Dollar Tree and 175 Family Dollar) and 750 Family Dollar H2 store renovations in fiscal 2020.
Capital expenditures for fiscal 2020 are expected to be approximately $1.0 billion.
The Company ended the quarter with $1.75 billion in cash on its balance sheet, including $500 million drawn on the Company’s revolving line of credit. The Company paid down $250 million on its line of credit during the quarter.
“Consumer shopping patterns are evolving. Customers are shopping with a purpose, while looking to minimize risk and exposure. As a result, we are seeing material increases in average ticket, while seeing a decline in average visits. At Dollar Tree, we were pleased to see a nice bounce back in the higher margin discretionary side of the business following Easter; and the expanded Crafter’s Square assortment continues to perform very well. At Family Dollar, we continue to gain traction as we had a material improvement in the discretionary side of the business, another quarter of double-digit same-store sales, a 390 basis point improvement in gross margin and a 470 basis point increase in operating profit margin,” Witynski added. “We will continue to manage our business with increased clarity, focus and speed to deliver the value and convenience that customers are looking for. I could not be more proud of the entire team’s commitment and efforts, and we are well-prepared for the back half of the year.”
Conference Call Information
On Thursday, August 27, 2020, the Company will host a conference call to discuss its earnings results at 9:00 a.m. Eastern Time. The telephone number for the call is 800-367-2403. A recorded version of the call will be available until midnight Wednesday, September 2, 2020, and may be accessed by dialing 888-203-1112. The access code is 6827000. A webcast of the call is accessible through Dollar Tree's website and will remain online through Wednesday, September 2, 2020.

Dollar Tree, a Fortune 200 Company, operated 15,479 stores across 48 states and five Canadian provinces as of August 1, 2020. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”,” and similar expressions. For example, our forward-looking statements include statements regarding the continuing uncertainties and potential impact of COVID-19 on our business and financial results for the third quarter 2020 and fiscal year 2020; our expectations regarding new store openings and capital expenditures for fiscal 2020; our plans and expectations concerning Family Dollar H2 renovations; consumer shopping patterns; sales trends; and our other plans, objectives, expectations (financial and otherwise) and intentions. These statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 20, 2020, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
DLTR-E

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(In millions, except per share data)
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019

Net sales	$6,277.6	$5,740.6	$12,564.4	$11,549.3

Cost of sales	4,361.4	4,092.1	8,853.3	8,173.6

Gross profit	1,916.2	1,648.5	3,711.1	3,375.7
	30.5%	28.7%	29.5%	29.2%

Selling, general and administrative expenses	1,541.3	1,379.6	2,970.3	2,721.3
	24.5%	24.0%	23.6%	23.6%

Operating income	374.9	268.9	740.8	654.4
	6.0%	4.7%	5.9%	5.7%

Interest expense, net	34.8	40.1	75.0	81.5
Other expense, net	0.2	0.4	0.7	0.6

Income before income taxes	339.9	228.4	665.1	572.3
	5.4%	4.0%	5.3%	5.0%

Provision for income taxes	78.4	48.1	156.0	124.1
Income tax rate	23.1%	21.1%	23.5%	21.7%

Net income	$261.5	$180.3	$509.1	$448.2
	4.2%	3.1%	4.1%	3.9%

Net earnings per share:
Basic	$1.10	$0.76	$2.15	$1.88
Weighted average number of shares	237.3	237.6	237.1	237.8

Diluted	$1.10	$0.76	$2.14	$1.88
Weighted average number of shares	238.1	238.3	237.8	238.7

DOLLAR TREE, INC.
Reconciliation of Non-GAAP Financial Measures
(In millions, except per share data)
(Unaudited)

From time-to-time, the Company's financial results include certain financial measures not derived in accordance with generally accepted accounting principles ("GAAP"). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purposes of analyzing operating performance, financial position or cash flows. However, the Company believes providing additional information in the form of non-GAAP measures that exclude the unusual, non-recurring expenses outlined below is beneficial to the users of its financial statements in evaluating the Company's current operating results in relation to past periods. In addition, the Company's debt covenants exclude the impact of certain unusual, non-recurring expenses. The Company has included a reconciliation of this information to the most comparable GAAP measures in the following tables.

On February 3, 2019, the Company adopted Financial Accounting Standards Board Accounting Standards Update No. 2016-02, "Leases (Topic 842)" and subsequent amendments ("ASC 842") which requires lessees to recognize right-of-use assets on the balance sheet. The Company did not elect the hindsight practical expedient; therefore, the adoption also resulted in the recognition of an estimate of the embedded impairment of right-of-use assets as a reduction to Retained earnings. In March 2019, the Company announced a store optimization program which included the closing of up to 390 under-performing stores in 2019. Under ASC 842, the right-of-use assets must be amortized over the remaining operating terms which resulted in the acceleration of rent expense for the stores that the Company closed in 2019. The accelerated rent expense net of the rent foregone as a result of the embedded lease impairment was $6.7 million and this amount will be excluded in calculating the Company's compliance with its debt covenants, which requires reporting in accordance with GAAP as of the date of the Credit Agreement.

Reconciliation of Adjusted Net Income:
	26 Weeks Ended
	August 1, 2020	August 3, 2019
Net income (GAAP)	$509.1	$448.2
Accelerated rent expense	—	6.7
Provision for income taxes on adjustment	—	(1.5)
Adjusted Net income (Non-GAAP)	$509.1	$453.4

Reconciliation of Adjusted EPS:
	26 Weeks Ended
	August 1, 2020	August 3, 2019
Diluted earnings per share (GAAP)	$2.14	$1.88
Adjustment, net of tax	—	0.02
Adjusted EPS (Non-GAAP)	$2.14	$1.90

DOLLAR TREE, INC.
Segment Information
(In millions, except store count)
(Unaudited)

	13 Weeks Ended				26 Weeks Ended
	August 1, 2020		August 3, 2019		August 1, 2020		August 3, 2019
Net sales:
Dollar Tree	$3,176.9		$2,957.7		$6,254.4		$5,917.1
Family Dollar	3,100.7		2,782.9		6,310.0		5,632.2
Total net sales	$6,277.6		$5,740.6		$12,564.4		$11,549.3

Gross profit:
Dollar Tree	$1,071.9	33.7%	$999.0	33.8%	$2,052.6	32.8%	$2,020.2	34.1%
Family Dollar	844.3	27.2%	649.5	23.3%	1,658.5	26.3%	1,355.5	24.1%
Total gross profit	$1,916.2	30.5%	$1,648.5	28.7%	$3,711.1	29.5%	$3,375.7	29.2%

Operating income (loss):
Dollar Tree	$306.6	9.7%	$337.1	11.4%	$588.6	9.4%	$731.3	12.4%
Family Dollar	165.1	5.3%	16.8	0.6%	340.6	5.4%	108.7	1.9%
Corporate and support	(96.8)	(1.5%)	(85.0)	(1.5%)	(188.4)	(1.5%)	(185.6)	(1.6%)
Total operating income	$374.9	6.0%	$268.9	4.7%	$740.8	5.9%	$654.4	5.7%

	13 Weeks Ended						26 Weeks Ended
	August 1, 2020			August 3, 2019			August 1, 2020			August 3, 2019
	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total	Dollar Tree	Family Dollar	Total
Store Count:
Beginning	7,562	7,808	15,370	7,102	8,162	15,264	7,505	7,783	15,288	7,001	8,236	15,237
New stores	100	31	131	107	43	150	167	63	230	172	69	241
Re-bannered stores (a)	—	4	4	106	(100)	6	(3)	4	1	151	(184)	(33)
Closings	(10)	(16)	(26)	(9)	(296)	(305)	(17)	(23)	(40)	(18)	(312)	(330)
Ending	7,652	7,827	15,479	7,306	7,809	15,115	7,652	7,827	15,479	7,306	7,809	15,115
Selling Square Footage (in millions)	66.0	57.1	123.1	62.9	56.8	119.7	66.0	57.1	123.1	62.9	56.8	119.7
Growth Rate (Square Footage)	4.9%	0.5%	2.8%	7.2%	(5.0%)	1.0%	4.9%	0.5%	2.8%	7.2%	(5.0%)	1.0%

(a) Stores are included as re-banners when they close or open, respectively.

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	August 1,	February 1,	August 3,
	2020	2020	2019

Cash and cash equivalents	$1,750.3	$539.2	$623.4
Merchandise inventories	3,275.7	3,522.0	3,470.9
Other current assets	206.5	208.2	246.5
Total current assets	5,232.5	4,269.4	4,340.8

Property, plant and equipment, net	4,032.6	3,881.8	3,666.2
Restricted cash	46.9	46.8	24.9
Operating lease right-of-use assets	6,204.1	6,225.0	6,014.3
Goodwill	1,983.0	1,983.3	2,296.3
Trade name intangible asset	3,100.0	3,100.0	3,100.0
Deferred tax asset	24.0	24.4	—
Other assets	47.9	43.9	51.3

Total assets	$20,671.0	$19,574.6	$19,493.8

Current portion of long-term debt	$800.0	$250.0	$750.0
Current portion of operating lease liabilities	1,284.6	1,279.3	1,215.0
Accounts payable	1,481.0	1,336.5	1,455.4
Income taxes payable	1.9	62.7	—
Other current liabilities	711.3	618.0	673.6
Total current liabilities	4,278.8	3,546.5	4,094.0

Long-term debt, net, excluding current portion	3,224.3	3,522.2	3,518.6
Operating lease liabilities, long-term	4,981.6	4,979.5	4,767.4
Deferred income taxes, net	1,008.1	984.7	960.2
Income taxes payable, long-term	29.4	28.9	30.1
Other liabilities	335.2	258.0	257.8

Total liabilities	13,857.4	13,319.8	13,628.1

Shareholders' equity	6,813.6	6,254.8	5,865.7

Total liabilities and shareholders' equity	$20,671.0	$19,574.6	$19,493.8

The February 1, 2020 information was derived from the audited consolidated financial statements as of that date.

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	26 Weeks Ended
	August 1,	August 3,
	2020	2019

Cash flows from operating activities:
Net income	$509.1	$448.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	333.6	306.3
Provision for deferred income taxes	23.6	9.0
Stock-based compensation expense	55.7	44.1
Amortization of debt discount and debt-issuance costs	2.1	3.3
Other non-cash adjustments to net income	3.7	17.3
Changes in operating assets and liabilities	509.2	15.8
Total adjustments	927.9	395.8
Net cash provided by operating activities	1,437.0	844.0

Cash flows from investing activities:
Capital expenditures	(468.3)	(502.5)
Proceeds from governmental grant	—	16.5
Payments for fixed asset disposition	(2.8)	(2.7)
Net cash used in investing activities	(471.1)	(488.7)

Cash flows from financing activities:
Principal payments for long-term debt	(250.0)	—
Proceeds from revolving credit facility	750.0	—
Repayments of revolving credit facility	(250.0)	—
Proceeds from stock issued pursuant to stock-based compensation plans	11.8	9.1
Cash paid for taxes on exercises/vesting of stock-based compensation	(16.4)	(23.9)
Payments for repurchase of stock	—	(139.2)
Net cash provided by (used in) financing activities	245.4	(154.0)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.1)	0.3
Net increase in cash, cash equivalents and restricted cash	1,211.2	201.6
Cash, cash equivalents and restricted cash at beginning of period	586.0	446.7
Cash, cash equivalents and restricted cash at end of period	$1,797.2	$648.3